Exhibit 6

This document is a free translation only. Due to the complexities of language translation,

translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the

Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TERMINATION OF THE PASA PARTICIPAÇÕES S.A. SHAREHOLDERS AGREEMENT

BETWEEN

ANDRADE GUTIERREZ S.A.

AND

BRATEL BRASIL S.A.

AND, AS INTERVENING PARTIES,

PASA PARTICIPAÇÕES S.A.

AG TELECOM PARTICIPAÇÕES S.A.

JEREISSATI TELECOM S.A.

EDSP75 PARTICIPAÇÕES S.A.

LF TEL S.A.

PORTUGAL TELECOM, SGPS S.A.

EXECUTED ON FEBRUARY 19, 2014

TERMINATION OF THE PASA PARTICIPAÇÕES S.A. SHAREHOLDERS AGREEMENT,

EXECUTED ON JANUARY 25, 2011

By this instrument:

1.	ANDRADE GUTIERREZ S.A. (successor of ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA.), a share corporation with head offices in the city of Belo Horizonte, State of Minas Gerais, at Av. do Contorno No. 8.123, Cidade Jardim, enrolled as taxpayer at CNPJ/MF under No. 17.262.197/0001-30, herein represented in accordance with its By-Laws, hereinafter referred to as “AG S.A.”;

2.	BRATEL BRASIL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Cubatão, No. 320, 4th floor, suite 03, Vila Mariana, enrolled as taxpayer at CNPJ/MF under No. 12.956.126/0001-13, herein represented in accordance with its By-Laws by its legal representatives, undersigned, hereinafter referred to as “BRATEL BRASIL”, with AG S.A. and BRATEL BRASIL hereinafter referred to collectively and indistinguishably as the “Shareholders”;

And, as “First Intervening Parties”,

3.	PASA PARTICIPAÇÕES S.A., a share corporation with head offices in the city of Belo Horizonte, State of Minas Gerais, at Av. do Contorno No. 8123, Cidade Jardim, enrolled as taxpayer at CNPJ/MF under No. 11.221.565/0001-15, herein represented in accordance with its By-Laws, hereinafter referred to as the “Company”; and

4.	AG TELECOM PARTICIPAÇÕES S.A., a share corporation with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 300, suite 401 part, enrolled as taxpayer at CNPJ/MF under No. 03.260.334/0001-92, herein represented in accordance with its By-Laws, hereinafter referred to as “AG TELECOM”;

As “Second Intervening Parties”,

5.	JEREISSATI TELECOM S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Angelina Maffei Vita No. 200, 9th floor, enrolled as taxpayer at CNPJ/MF under No. 53.790.218/0001-53, herein represented in accordance with its By-Laws, hereinafter referred to as “JEREISSATI TELECOM”;

6.	EDSP75 PARTICIPAÇÕES S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Av. Dr. Chucri Zaidan No. 920, 16th floor, Vila Cordeiro, enrolled as taxpayer at CNPJ/MF under No. 09.626.007/0001-98, herein represented in accordance with its By-Laws, hereinafter referred to as “EDSP 75”;

7.	LF TEL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Angelina Maffei Vita No. 200, 9th floor, enrolled as taxpayer at CNPJ/MF under No. 02.390.206/0001-09, herein represented in accordance with its By-Laws, hereinafter referred to as “LF TEL”, and

8.	PORTUGAL TELECOM, SGPS S.A., a publicly traded corporation, with head offices at Av. Fontes Pereira de Melo No. 40, in the city of Lisbon, Portugal, Legal Entity Registration No. 503 215 058, herein represented in accordance with its By-Laws, hereinafter referred to as “Portugal Telecom SGPS”,

WHEREAS:

I.	AG S.A. and BRATEL BRASIL are the sole Shareholders of the Company;

II.	The Company has ownership interest representing the entire capital stock of AG TELECOM;

III.	AG TELECOM, in its turn, is a shareholder of Telemar Participações S.A., a share Corporation with head offices in the city and State of Rio de Janeiro, at Praia de Botafogo No. 300, 11th floor, suite 1101 (part), enrolled as taxpayer at CNPJ/MF under No. 02.107.946/0001-87 (“Telemar Participações”), which is the controlling shareholder of Oi S.A., a share Corporation with head offices in the city and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd floor, Centro, enrolled as taxpayer at CNPJ/MF under No. 76.535.764/0001-43 (“Oi”);

IV.	BRATEL BRASIL, besides having an equity interest in the Company, also directly has an equity interest in Telemar Participações;

V.	On January 25, 2011, the Shareholders executed a shareholders agreement regulating certain aspects of their relationships with Company shareholders, as well as the content of the vote to be taken regarding certain matters subject to a special quorum at Telemar Participações (the “AG Shareholders Agreement”);

VI.	AG TELECOM is a signatory to the shareholders agreement with LF TEL and FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL (“FATL”) regulating rights and obligations in their capacity as shareholders of Telemar Participações (the “AG/LF/FATL Shareholders Agreement”) executed on April 25, 2008 and amended on January 25, 2011;

VII.	AG TELECOM and BRATEL BRASIL are, further, signatories of the shareholders agreement with LF TEL, FATL, BNDES PARTICIPAÇÕES S.A.—BNDESPAR (“BNDESPAR”), CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL—PREVI (“PREVI”), FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS—FUNCEF (“FUNCEF”) and FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL—PETROS (“PETROS”), executed on April 25, 2008 and amended on January 25, 2011, also regulating rights and obligations in the capacity of shareholders of Telemar Participações (the “General Shareholders Agreement”);

VIII.	On this date, prior meetings of the signatory shareholders of the AG Shareholders Agreement, the AG/LF/FATL Shareholders Agreement and the General Shareholders Agreement were held, unanimously approving the consummation of a transaction that will result in the merging of the activities and businesses of PORTUGAL TELECOM, SGPS and Oi, into a single company, Telemar Participações (which shall be referred to as “CorpCo”), the shareholding base of which shall be held by the shareholders of Portugal Telecom SGPS, Telemar Participações and Oi, whose capital shall be divided into one class of common shares, which shall be traded on the BM&FBOVESPA SA – Stock, Commodities and Futures Exchange (“BM&FBovespa”), NYSE Euronext Lisbon and the NYSE, and, which, shall adhere to the rules of corporate governance of the Novo Mercado section of the BM&FBOVESPA (the “Transaction”);

IX.	The consummation of the Transaction is conditioned to certain steps provided in the prior meetings being implemented after the necessary authorizations are obtained, including corporate and regulatory approvals;

X.	The Shareholders mutually agree to make each one of the steps of the Transaction applicable to each other considering that each one of these steps plays a fundamental role and together are important in order for Telemar Participações to achieve the main objectives of the Transaction. The Transaction was structured in this manner as it is the only way to ensure (i) the merger of the activities of Oi with those of Portugal Telecom SGPS; (ii) the strengthening of the capital structure of the surviving company, with the increase of the capital in cash; (iii) the simplifying of Oi’s corporate chain and of its shareholding structure, with the extinction of the holdings that participate in the control; (iv) the transfer of all the tax benefits held by the holdings that participate, directly or indirectly, in the control of Oi, without any cost to the minority shareholders; (v) the diffusion of the shareholder base, with tremendous increase in share liquidity; (vi) the migration to the Novo Mercado section of the BM&FBovespa. All these acts will allow Oi and CorpCo to be in condition to fully attain their potential and being ready to deal with the enormous challenges faced in their industry, from technological, competition and investment standpoints;

XI.	The Transaction includes the following events: (i) a capital increase in Oi, by public subscription, with an offering of common and preferred shares, which shall be paid partly in cash and partly in assets represented by the contribution of equity interests owned by Portugal Telecom SGPS in companies that hold all of their operating assets, except for the ownership interest held directly or indirectly in Oi and Contax Participações S.A., and the liabilities of Portugal Telecom SGPS at the date of contribution (the “Capital Increase of Oi”), (ii) the merger of shares of Oi and Telemar Participações, which shall be referred to as “Corpco” with the conversion of Oi into a wholly owned subsidiary of Corpco (the “Merger of Oi Shares by Corpco”); and (iii) the merger of Portugal Telecom SGPS into Corpco, as a result of which Portugal Telecom SGPS will cease to exist (the “Merger of Portugal Telecom into Corpco”);

XII.	The Transaction also includes a corporate restructuring in the chain of control of Oi (the “Restructuring of Telemar Participações”), encompassing different corporate steps as follows: (i) the merger of AG TELECOM into the Company (the “Merger of AG TELECOM into PASA”), as a result of which AG TELECOM will cease to exist; (ii) the merger of LF TEL into its controlling shareholder EDSP 75 (the “Merger of LF TEL into EDSP 75”), as a result of which LF TEL will cease to exist; (iii) the merger of the Company into BRATEL BRASIL (the “Merger of PASA into BRATEL BRASIL”), as a result of which the Company will cease to exist; (iv) the merger of EDSP 75 into BRATEL BRASIL (the “Merger of EDSP 75 into BRATEL BRASIL”), as a result of which EDSP 75 will cease to exist; (v) the partial split-up of Telemar Participações, covering the investment in Oi proportional to the equity holdings of BRATEL BRASIL in Telemar Participações, with the merger of the assets spun off by BRATEL BRASIL (the “Partial Split-Up of TELEMAR PARTICIPAÇÕES”); (vi) the partial split-up of BRATEL BRASIL with the transfer of its remaining ownership interest in Telemar Participações to Marnaz Holdings S.A. (the “Partial Split-Up of Bratel Brasil”); (vii) the merger of BRATEL BRASIL into Oi (the “Merger of BRATEL BRASIL into Oi”), as a result of which BRATEL BRASIL will cease to exist; (viii) the merger of Venus RJ Participações S.A. into Telemar Participações (the “Merger of VENUS into Telemar Participações”), as a result of which Venus RJ Participações S.A. will cease to exist; (ix) the merger of Sayed RJ Participações S.A. into Telemar Participações (the “Merger of SAYED into Telemar Participações”), as a result of which Sayed RJ Participações S.A. will cease to exist; (x) the merger of PTB2 S.A. into Telemar Participações (the “Merger of PTB2”), as a result of which PTB2 S.A. will cease to exist; and (xi) the merger of Marnaz Holdings S.A. into Telemar Participações (the “Merger of Marnaz”), as a result of which Marnaz Holdings S.A. will cease to exist;

XIII.	The implementation of the Restructuring of Telemar Participações is conditioned upon the Capital Increase of Oi being effected, observing the conditions approved in the prior meetings, the settlement of the entire indebtedness of AG TELECOM, LF TEL and Telemar Participações, the Merger of the Oi Shares by CorpCo and other conditions precedent that shall be established in the respective agreements to be executed for each one of said transactions;

XIV.	The Shareholders wish to terminate the AG Shareholders Agreement, under the condition precedent of the Merger of PASA into BRATEL BRASIL;

XV.	Further, on the same date, the termination of the AG/LF/FATL Shareholders Agreement, the General Shareholders Agreement, the EDSP75 Shareholders Agreement executed between JEREISSATI TELECOM and BRATEL BRASIL will be executed under the same terms as the AG Shareholder Agreement, and the Private Instrument of Agreement of Block Shareholders, signed among BNDESPAR, PREVI, PETROS and FUNCEF on January 25, 2011, all with their effectiveness subject to the steps of the Transaction being implemented.

The PARTIES have agreed to execute this Termination of the Shareholders Agreement of Pasa Participações S.A., executed on January 25, 2011 (the “Termination”), which shall be governed by the following terms and conditions:

CLAUSE ONE – TERMINATION OF THE AG SHAREHOLDERS AGREEMENT

1.1. Upon implementation of the conditions provided in Clause Two below, the Shareholders agree that the AG Shareholders Agreement shall be automatically terminated in full right and, consequently, all rights, obligations and provisions therein contained, whether principal or accessory, related to the Company itself, to Telemar Participações and its direct and indirect controlled companies, whether with regard to the exercise of voting rights, to the restrictions imposed on transfers and acquisitions of shares and the subscription rights or any and all commitments undertaken by the Shareholders and also the Intervening Parties in the referred instrument, shall no longer produce effects.

CLAUSE TWO – EFFICACY

2.1. This Termination is signed under the condition precedent set forth in Article 125 et seq. of the Civil Code and shall only be effective following the implementation of the Merger of the Company into BRATEL BRASIL.

CLAUSE THREE – RELEASE

3.1. Upon the termination of the AG Shareholders Agreement becoming effective, subject to the provisions of the preceding clauses, the Shareholders and Intervening Parties recognize that they shall have no further claim against one another, at any time and/or for any reason, whether in court or out, as well as against their controlling shareholders and their directors, the Company and its administrators and their respective successors, whether as shareholders, administrators of the companies directly or indirectly involved in the Transaction or in any other capacity, reciprocally granting each other the most comprehensive, full, general and irrevocable release on their own behalf and that of their respective successors, especially, but not limited to, the exercise of voting rights, the approval of the management accounts, financial statements and balance sheets of the Company and the companies involved directly or indirectly in the Transaction, and other resolutions, and, also, the fulfillment of their respective obligations under the law, the bylaws of the companies involved in the Transaction or shareholder agreements.

CLAUSE FOUR – GENERAL PROVISIONS

4.1. The terms and conditions of this Termination shall irrevocably and irreversibly benefit and bind the signatories and their respective successors of any kind.

4.2. Any forbearance by any Party of inaccurate, untimely compliance or noncompliance with the obligations of another Party shall only be valid as an isolated occurrence and shall not constitute waiver or novation of any kind.

4.3. In the event that any clause or provision of this Termination becomes ineffective, unenforceable or invalid, such fact shall not affect the enforceability or validity of the other clauses and provisions, which shall remain in full force and effect. In such an event, the Parties shall negotiate in good faith in order to substitute the ineffective clause or provision, such that the objectives and principles established in this instrument be maintained.

CLAUSE FIVE – CONFLICT RESOLUTION

5.1. The Parties shall use their best efforts to resolve amicably and by consensus any disagreements or conflicts arising from the interpretation and/or implementation of the provisions of this instrument. The Parties hereto undertake to act as follows:

(i)	if the Parties do not reach an amicable and consensual solution regarding any disagreements or conflicts arising from the interpretation and/or implementation of this Termination, following discussions over a period of 10 (ten) Business Days, the conflict or the controversy shall be submitted to an Arbitration Panel, within a period of 10 (ten) Business Days from the notification of one Party to any of the others in this regard, pursuant to Law No. 9.307, of September 23, 1996 and the Regulations of the Brazilian Center for Mediation and Arbitration (the “Regulations”);

(ii)	the arbitration shall be conducted pursuant to the rules of the Regulations, and the Brazilian Center for Mediation and Arbitration shall be responsible for administering the arbitration procedure;

(iii)	the Arbitration Panel shall be composed of 3 (three) arbitrators, one of whom shall be appointed by the plaintiff Party (or Parties), another by the defendant Party (or Parties), and the third, who shall act as chairman of the Arbitration Panel, by the arbitrators appointed by the Parties. The choice of the third arbitrator shall be made within 10 (ten) days of the appointment of the second arbitrator. In the event one of the parties does not appoint an arbitrator or in the event the appointed arbitrators do not reach a consensus concerning the third arbitrator, it shall be incumbent on the President of the Brazilian Center for Mediation and Arbitration to appoint him or her within a period of 10 (ten) days from the date on which the disagreements or omission occurred;

(iv)	the place of arbitration shall be the city of Rio de Janeiro, in the State of Rio de Janeiro, and the language of arbitration shall be Portuguese;

(v)	the arbitrators shall make decisions in accordance with the laws of Brazil;

(vi)	the arbitral decision shall be considered final and definitive and shall bind the Parties, who expressly renounce any type of judicial appeal against the arbitral award;

(vii)	the Parties shall be able to appeal to the Courts only in the specific cases listed below, and such act shall not be considered a waiver of arbitration as the only means of resolving controversies chosen by the Parties: (i) to ensure that arbitration be established; (ii) to obtain court orders for the protection of rights prior to the constitution of the Arbitration Panel; and (iii) to enforce any decision of the Arbitration Panel;

(viii)	responsibility for payment of the costs of arbitration shall be determined pursuant to the Regulations.

5.2. This Termination shall be governed and interpreted pursuant to the laws of the Federative Republic of Brazil.

5.3. The Parties select the courts of the Capital of the State of Estado do Rio de Janeiro as solely and exclusively competent to examine and judge issues arising from this Termination, as provided in Clause 5.1 (vii) hereof, and for issues that by force of law cannot be submitted to arbitration, waiving any other, no matter how privileged it may be.

Signature page of the Termination of the Pasa Participações S.A. Shareholders Agreement, executed between Andrade Gutierrez S.A., Bratel Brasil S.A., Pasa Participações S.A., AG Telecom Participações S.A., Jereissati Telecom S.A., LF Tel S.A., EDSP75 Participações S.A. and Portugal Telecom, SGPS S.A. on February 19, 2014.

IN WITNESS WHEREOF, the Parties have executed this instrument in 8 (eight) counterparts of equal form and content in the presence of the 2 (two) undersigned witness.

Rio de Janeiro, February 19, 2014.

ANDRADE GUTIERREZ S.A.

/s/ Rafael Cardoso Cordeiro	/s/ Renato Torres de Faria
Name: Rafael Cardoso Cordeiro	Name: Renato Torres de Faria
Title: Agent – Power of Attorney	Title: Executive Officer

BRATEL BRASIL S.A.

/s/ Shakhaf Wine	/s/ Pedro Guimarães e Melo De Oliveira Guterres
Name: Shakhaf Wine	Name: Pedro Guimarães e Melo De Oliveira Guterres
Title: Agent – Power of Attorney	Title: Executive Officer

PASA PARTICIPAÇÕES S.A.

/s/ Rafael Cardoso Cordeiro	/s/ Renato Torres de Faria
Name: Rafael Cardoso Cordeiro	Name: Renato Torres de Faria
Title: Agent – Power of Attorney	Title: Executive Officer

AG TELECOM PARTICIPAÇÕES S.A.

/s/ Rafael Cardoso Cordeiro	/s/ Renato Torres de Faria
Name: Rafael Cardoso Cordeiro	Name: Renato Torres de Faria
Title: Agent – Power of Attorney	Title: Executive Officer

JEREISSATI TELECOM S.A.

/s/ Fernando Magalhães Portella	/s/ Alexandre Jereissati Legey
Name: Fernando Magalhães Portella	Name: Alexandre Jereissati Legey
Title: Executive Officer	Title: Executive Officer

Signature page of the Termination of the Pasa Participações S.A. Shareholders Agreement, executed between Andrade Gutierrez S.A., Bratel Brasil S.A., Pasa Participações S.A., AG Telecom Participações S.A., Jereissati Telecom S.A., LF Tel S.A., EDSP75 Participações S.A. and Portugal Telecom, SGPS S.A. on February 19, 2014.

EDSP75 PARTICIPAÇÕES S.A.

/s/ Fernando Magalhães Portella	/s/ Alexandre Jereissati Legey
Name: Fernando Magalhães Portella	Name: Alexandre Jereissati Legey
Title: Executive Officer	Title: Executive Officer

LF TEL S.A.

/s/ Fernando Magalhães Portella	/s/ Alexandre Jereissati Legey
Name: Fernando Magalhães Portella	Name: Alexandre Jereissati Legey
Title: Executive Officer	Title: Executive Officer

PORTUGAL TELECOM, SGPS S.A.

/s/ Shakhaf Wine
Name: Shakhaf Wine	Name:
Title: Agent – Power of Attorney	Title:

Witnesses:

1.	2.
Name:	Name:
CPF/MF:	CPF/MF:
RG:	RG: